Exhibit 15


R&B Falcon Corporation


     We are aware that R&B Falcon Corporation has incorporated by reference in its Registration Statements No. 333-43475 and 333-63471 its Form 10-Q for the quarter ended September 30, 1998, which includes our report dated November 4, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


/s/Arthur Andersen LLP

Houston, Texas
November 4, 1998